Exhibit 10.1

CONSULTING AND SEPARATION AGREEMENT AND RELEASE

This Consulting and Separation Agreement and Release (this “Agreement”) is entered into as of November 12, 2018 (the “Execution Date”), by and between Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Company”), and James E. Harris (“Executive”).

RECITALS

WHEREAS, Executive serves as the Executive Vice President, Business Transformation and Business Services and as a director and officer of certain subsidiaries of the Company;

WHEREAS, Executive has resigned from all such positions effective as of the close of business on December 30, 2018 (the “Separation Date”); and

WHEREAS, the Company and Executive desire to set forth in writing their agreement regarding Executive’s separation, the benefits to be provided to Executive in connection with such separation and Executive’s post-separation responsibilities to the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.    Confirmation of Resignation; Separation from Employment. Executive hereby confirms his resignation from all positions and offices Executive held at any time with the Company and its subsidiaries and affiliates (the “Company Group”), all effective as of the Separation Date. Executive shall continue to be employed by the Company during the period from the Execution Date through the Separation Date (the “Transition Term”), at which time Executive’s employment with the Company will cease. During the Transition Term, Executive shall continue to be employed by the Company and shall be available, during regular business hours, (i) to assist in the transition of his duties to such other individuals as the Company may direct and (ii) to provide such other services to the Company as may be requested from time to time by the Company.

2.    Compensation During Transition Term. As compensation for his services during the Transition Term, the Company shall continue to pay and provide Executive his annual base salary and benefits, all as in effect immediately prior to the Execution Date. In addition, Executive and the Company agree and acknowledge that Executive shall be entitled to receive no later than March 15, 2019 (i) the annual bonus earned under the Company’s 2018 Annual Bonus Plan, based upon the Overall Goal Achievement Factor (as defined in the 2018 Annual Bonus Plan) and Executive’s Individual Performance Factor (as defined in the 2018 Annual Bonus Plan) under such plan for the fiscal year ending December 30, 2018 and (ii) the long-term award earned under the Company’s 2016-2018 Long-Term Performance Plan, based upon the Overall Goal Achievement Factor under such plan for the performance period ending December 30, 2018.

3.    Consulting Services. During the period from the Separation Date through March 31, 2019 (the “Consulting Term”), Executive shall be available, at reasonable times after reasonable notice, to provide advisory and consulting services to the Company’s business transformation, business services, information systems services and real estate groups as requested from time to time by and at the direction of the President and Chief Operating Officer of the Company. During the Consulting Term, Executive shall devote such time and attention to the business of the Company as is necessary to fulfill his duties and responsibilities in this Section 3, but in no event shall he be required to devote, on average, more than twenty percent (20%) of his time (or approximately eight (8) hours per week) during the Consulting Term to his duties under this Section 3. No additional fees or compensation shall be owed to Executive for any advisory or consulting services provided by Executive during the Consulting Term. However, the Company shall pay or reimburse Executive for all reasonable bona fide business expenses incurred by Executive in the performance of any advisory or consulting services under this Section 3 in accordance with the expense reimbursement policies in effect for consultants to the Company generally. Any services provided by Executive under this Section 3 shall be provided as an independent contractor of the Company and not as an employee. As such, Executive shall have no claim against the Company for vacation pay, sick leave, retirement benefits, Social Security, workers compensation, health or disability benefits, unemployment insurance benefits or employee benefits of any kind based on the services performed during the Consulting Term.

4.    Separation Benefits.

(a)    The Company shall pay Executive $92,256.94 monthly for a period of eighteen (18) months (the “Separation Payment Term”), commencing as of the first calendar month following the expiration of the Transition Term.

(b)    Executive’s active participation in the Company’s 2017-2019 and 2018-2020 Long-Term Performance Plans shall cease as of the end of the Company’s 2018 fiscal year and Executive’s awards thereunder will be based on the Company’s performance during the 2017-2019 and 2018-2020 performance periods and prorated for the portion of the performance periods of Executive’s employment through the Separation Date, such prorated awards to be paid to Executive on the same date as awards for such performance periods are paid to other Company executives.

(c)    Notwithstanding the foregoing, the Company shall not be obligated to provide Executive the foregoing separation benefits described in this Section 4 if Executive is not in substantial compliance with the material terms of this Agreement as of the dates of the payments.

5.    Return of Property. Executive represents and covenants that, no later than the expiration of the Transition Term, he will have returned to the Company all property of the Company Group (including, but not limited to, passwords/encryption keys for all Company-related files or equipment, all confidential information, trade secrets, keys and access cards to the Company’s offices, all equipment, documents, customer lists, written information, forms, formulae, plans, manuals, designs, blueprints, notebooks, tools, credit cards, passwords, documents or other hard copy, audio/visual, or electronic material or data, software or firmware, records, or copies of the same, belonging to the Company, which are in Executive’s possession or control, without retaining any copy or summary thereof).

6.    Continuing Cooperation. Until the expiration of the applicable statutes of limitation, Executive agrees to provide continuing cooperation to the Company in the defense of any asserted or unasserted claims, charges or lawsuits pending against the Company Group or made against it in connection with Executive’s employment with the Company Group. Such cooperation shall include, but not be limited to, providing the Company with information, affidavits, deposition testimony or testimony as a witness in any forum. Executive shall be reimbursed for any reasonable, out-of-pocket expenses incurred at the Company’s request in connection with providing such continuing cooperation.

7.    Non-Disparagement. Without limitation as to time, Executive agrees that Executive shall refrain from making any derogatory, disparaging or negative comments, written or oral, about the Company, or any of the CCBCC Releasees (as defined in Section 12(h)), to the press, to present or former Company Group employees or customers, to any individual or entity with whom or which the Company Group has a current or prospective business relationship, or to anyone else which could adversely affect the conduct of the Company’s business or the Company’s reputation.

8.    Non-Competition; Non-Interference. During the Separation Payment Term and for six months thereafter, Executive shall not:

(a)    directly or indirectly provide or perform any services for a “Competing Enterprise” (as defined below), whether as an employee, consultant, agent, contractor, officer, director or any other capacity; or

(b)    interfere, directly or indirectly, with any of the Company’s relationships with its existing or potential employees, suppliers or customers.

For purposes of this Agreement, the term “Competing Enterprise” means any person or entity (or any affiliate of such person or entity) that: (i) owns, operates, controls or maintains operations engaged either in distributing, marketing or manufacturing non-alcoholic beverages in, or for sale to customers within, the United States, including, but not limited to, Pepsico, Inc. or its affiliates and any bottler of beverage products distinguished by trademarks owned by PepsiCo, Inc. or its affiliates, (ii) provides managed transportation, over-the-road transportation or freight brokerage services (including truckload, less than truckload, dedicated contract carriage, freight brokerage or equipment and fleet maintenance services) for third parties anywhere in the United States or (iii) provides data analytics consulting or software services to the retail grocery and consumer packaged goods industries anywhere in the United States or Canada. Nothing in this Section 8 shall prohibit Executive from performing services for (x) The Coca-Cola Company or its affiliates, or (y) any bottler of beverage products distinguished by trademarks owned by The Coca-Cola Company or its affiliates or (z) Acosta, Inc. in its operation as currently conducted that provides sales and marketing services to manufacturers in the consumer-packaged-goods industry.

9.    Confidential Information. Without limitation as to time, Executive shall not disclose to others or use, whether directly or indirectly, any Confidential Information (as hereinafter defined). For purposes of this Agreement, the term “Confidential Information” means information about the Company Group or any of its clients or customers that was learned by Executive in the course of his employment by the Company, including, without limitation, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes and records (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or (ii) which becomes available to Executive on a non-confidential basis from a source other than the Company without breach of such source’s confidentiality or non-disclosure obligations to the Company.

10.    Protected Disclosures. Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or to create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding any provision in any agreement between Executive and the Company, Executive may disclose any confidential or non-public information (i) to report possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the United States Congress and any agency Inspector General, or to make other disclosures that are protected under the whistleblower provisions of federal law or regulation or (ii) as required by law or order by a court; provided, however, Executive agrees to notify the Company in advance if Executive is required to provide information or testimony in connection with any action brought by a non-governmental or non-regulatory person or entity.

11.    Injunctive Relief. Executive agrees that the provisions herein are important to and of material consideration to the Company and that the Company considers that monetary damages alone are an inadequate remedy to the Company for any breach of the provisions herein. Executive further stipulates that, upon any material breach by Executive of the provisions herein, the Company shall be entitled to injunctive relief against Executive from a court having personal jurisdiction of Executive. This Section 11 shall not be deemed to limit the legal and equitable remedies available to the Company or to limit the nature and extent of any claim by the Company for damages caused by Executive for breach of this Agreement.

12.    Comprehensive Release of Claims and Covenant Not to Sue.

(a)    Executive agrees that, in consideration for the separation benefits provided for under Section 4, Executive, for himself, and for his heirs, executors, administrators and assigns, hereby releases, waives and forever discharges the CCBCC Releasees from any and all claims or liabilities of whatever kind or nature which he ever had or which he now has, known or unknown, against any and all CCBCC Releasees that are attributable to or arose during all periods of time occurring on or prior to the Execution Date (collectively, the “Released Claims”).

(b)    The Released Claims expressly include, without limitation, to the fullest extent allowed by law, any and all actions, claims, allegations or violations that Executive might have or raise (i) under or in relation to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990 and the Americans with Disabilities Amendments Act; the Rehabilitation Act; the Lilly Ledbetter Fairpay Act; the Genetic Information Nondiscrimination Act; the National Labor Relations Act; the Family and Medical Leave Act of 1993, as amended; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; any applicable Executive Order programs; the Sarbanes-Oxley Act of 2002, or its state or local counterparts; any other federal, state or local civil, whistleblower or human rights law, or any other federal, state, local or municipal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; (ii) for or in relation to any breach of contract, negligence, breach of fiduciary duty, breach of implied duty of good faith and fair dealing, unfair competition, defamation, wrongful or unlawful discharge, constructive discharge, retaliation, invasion of privacy, personal injury, loss or injury to property, intentional or negligent infliction of emotional distress, disputed or unpaid wages, salary, bonuses, earnings, equity awards, deferred compensation or other forms of compensation; and (iii) including all claims of any nature whatsoever arising out of Executive’s employment with the Company and any claim for costs, fees or other expenses, including attorneys’ fees incurred in the matters provided for in this release.

(c)    Except to the extent contemplated by Section 12(f), Executive covenants not to sue or bring a claim or any legal action whatsoever against any of the CCBCC Releasees with respect to any Released Claim in any forum for any reason. If Executive sues or brings any action against any CCBCC Releasee in violation of the foregoing covenant not to sue, Executive agrees that Executive shall pay all reasonable fees, costs and expenses incurred by the CCBCC Releasees in defending against any such suit or action, including, but not limited to, reasonable attorneys’ fees.

(d)    Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those that Executive now knows or believes to exist regarding the subject matter of the Released Claims, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and Executive’s decision to enter into this Agreement and grant the release and covenant not to sue contained herein. Nevertheless, Executive, for himself, and for his heirs, executors, administrators and assigns, intends to fully, finally and forever settle and release all Released Claims that now exist, may exist or previously existed, as set forth herein, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or claimed to exist, fixed or contingent, both at law and in equity, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such different or additional facts.

(e)    In signing this Agreement, Executive acknowledges and intends that it shall be effective to the fullest extent allowed by law as a bar to each and every one of the Released Claims hereinabove mentioned or implied. If it is determined by a court of competent jurisdiction that any Released Claim cannot be waived as a matter of law, Executive expressly agrees that the release contained herein shall nevertheless remain valid and fully enforceable as to the remaining Released Claims.

(f)    Nothing in this Agreement prohibits or restricts Executive from filing a claim with or participating in an investigation conducted by the United States Equal Employment Opportunity Commission, or any state or local fair employment practices agency, or any similar federal or state agency that is responsible for enforcing a law on behalf of the government. However, Executive understands and agrees that under this Agreement Executive is waiving, discharging and releasing any claim against the CCBCC Releasees for obtaining any personal or monetary relief for Executive, or any legal fees, based on or arising out of any such claim or investigation.

(g)    Notwithstanding any contrary provision of this Agreement, this Agreement does not waive or release Executive’s rights or claims to any benefits that are vested and accrued immediately prior to the Separation Date under an employee benefit plan or program maintained by the Company Group or claims for advancement or indemnification permitted by and pursuant to (i) the Company’s organizational documents or policies or (ii) any liability insurance policy maintained by the Company in each case relating to advancement of expenses or indemnification of directors, officers and employees of the Company.

(h)    For purposes of this Agreement, the term “CCBCC Releasees” means each member of the Company Group and its predecessors, affiliates, parents, subsidiaries and joint ventures, its present, former and future successors and assigns and all of its present, former and future owners, directors, managers, officers, stockholders, members, employees, representatives, agents, assigns, insurers, trustees, employee benefit plans and programs (and the trustees, administrators, fiduciaries and insurers of such plans and programs) and attorneys, both individually and in their representative capacities.

13.    Compliance with Older Workers Benefit Protection Act. By signing this Agreement, Executive specifically acknowledges and represents that:

(a)    Executive has been given a consideration period of twenty-one (21) days within which to consider the terms of this Agreement; Executive may execute this Agreement prior to the expiration of the consideration period, in order to expedite the execution of this Agreement and the payment of the consideration hereunder; if the full twenty-one (21)-day consideration period has not elapsed at the time Executive signs this Agreement, by Executive’s signature at that time and on that date, Executive expressly acknowledges that Executive has knowingly and voluntarily chosen to sign this Agreement before the expiration of the consideration period;

(b)    The Released Claims include any and all claims Executive has or may have arising out of or related to Executive’s employment with the Company or termination of that employment, including any and all claims under the ADEA;

(c)    The ADEA claims being waived, released and discharged pursuant to Section 12 do not include any claims that may arise after the date Executive signs this Agreement;

(d)    The benefits the Company will provide to Executive under this Agreement include consideration and benefits that Executive was not otherwise entitled to receive before signing this Agreement;

(e)    Executive is hereby advised, and hereby acknowledges that Executive has been advised, to consult with an attorney of Executive’s choice and at Executive’s expense prior to signing this Agreement;

(f)    In accordance with the notice provisions set forth in Section 21, Executive may revoke this Agreement at any time within seven (7) calendar days after the day Executive signs this Agreement (that is, at any time within seven (7) days after the Execution Date), and this document will not become effective or enforceable as to any claims under the ADEA until the eighth day after the Execution Date, on which day (the “Effective Date”), this Agreement will automatically become effective and enforceable (unless previously revoked within that seven (7)-day period); and

(g)    The terms of this Agreement are clear and understandable to Executive; and EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

14.    No Admission. Executive acknowledges that the Company does not admit any liability or wrongdoing by entering into this Agreement. Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Company of any violation of any law or regulation or of any liability whatsoever to Executive. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

15.    Severability and Reformation. If any part or provision of this Agreement is found to be illegal, invalid or unenforceable by a court of competent jurisdiction, the illegal, invalid or unenforceable terms shall be redefined and this Agreement shall be deemed amended to the extent required to render the otherwise illegal, invalid or unenforceable provision, and the rest of this Agreement, legal, valid and enforceable. If such court declines to amend this Agreement as provided for herein, Executive agrees that such illegal, invalid or unenforceable provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such illegal, invalid or unenforceable provision had never been a part of this Agreement.

16.    No Waiver. No waiver by Executive or the Company of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

17.    Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.

18.    Governing Law; Venue. This Agreement and the legal relations thus created hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina (without regard to conflict of laws principles). In the event of any dispute arising as to the parties’ rights and obligations hereunder or otherwise relating to Executive’s employment with the Company and the termination of that employment, the Company and Executive expressly consent to the sole and exclusive venue and jurisdiction of the federal and state courts of the State of North Carolina, sitting in Mecklenburg County, North Carolina, and hereby waive any defense of inconvenient forum and any right of jurisdiction on account of Executive’s place of residence or domicile.

19.    Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of original signed documents in person, and an electronically transmitted copy of a fully executed document shall be sufficient for the enforcement of this Agreement.

20.    Assignment. Executive represents and warrants that Executive has not assigned or in any other manner conveyed any right or claim that Executive has or may have to any third party, and Executive shall not assign or convey to any assignee for any reason any right or claim covered by this Agreement, this Agreement, or the consideration, monetary or other, to be received by Executive hereunder. The Company may assign its rights and obligations under this Agreement to any third party at its discretion.

21.    Notice Provisions for Signing; Revocation Right. If Executive chooses to revoke his acceptance of this Agreement after having signed it, Executive must provide notice of such revocation delivered to the Company no later than midnight, Eastern Time, on the last day of the seven (7)-day revocation period. To revoke, notice of the same shall be given by submitting a written statement of revocation via hand delivery or mail to the Company’s representative at the notice address provided below. To be effective, Executive’s revocation must be in writing and explicitly revoke this Agreement. No attempted revocation after the expiration of such seven (7)-day period shall have any effect on the terms of this Agreement. If Executive revokes this Agreement prior to the Effective Date, its terms and provisions shall be void and without legal effect, and the Company shall have no obligation to provide Executive with any further consideration hereunder. The notice address for the Company shall be as set forth below:

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, NC 28211

ATTN: President and Chief Operating Officer

22.    Further Acknowledgement. Executive has read and carefully considered this Agreement, has had an opportunity to ask questions about it and has had any questions answered to his satisfaction. Further, the Company has indicated that Executive is free to discuss this Agreement with Executive’s spouse and Executive’s attorney. Executive is signing this Agreement knowledgeably, voluntarily and without coercion of any kind.

23.    Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 (and any regulations and guidelines issued thereunder) (“Section 409A”) to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent. If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by the Company in good faith to act, pursuant to this Section, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A.

–Signature Page Follows –

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the Execution Date.

COMPANY:

Coca-Cola Bottling Co. Consolidated

By:	/s/ J. Frank Harrison, III
Name:	J. Frank Harrison, III
Title:	Chairman and CEO

EXECUTIVE:

/s/ James E. Harris
James E. Harris